 Filed pursuant to 424(b)(2)
 File No. 333-293169
PROSPECTUS SUPPLEMENT
(To prospectus dated February 3, 2026)
€1,500,000,000
3M Company
€500,000,000 3.500% Notes due 2028
€500,000,000 3.900% Notes due 2031
€500,000,000 4.100% Notes due 2034

We are offering €500,000,000 aggregate principal amount of 3.500% Notes due 2028 (the “2028 notes”), €500,000,000 aggregate principal amount of 3.900% Notes due 2031 (the “2031 notes”) and €500,000,000 aggregate principal amount of 4.100% Notes due 2034 (the “2034 notes” and, together with the 2028 notes and the 2031 notes, the “notes”).
We will pay interest on the notes on September 10 of each year, beginning on September 10, 2027. The 2028 notes will mature on September 10, 2028, the 2031 notes will mature on September 10, 2031 and the 2034 notes will mature on September 10, 2034.
We may redeem some or all of the notes at any time, and from time to time, at the applicable redemption prices described in this prospectus supplement. See “Description of the Notes — Optional Redemption of the Notes.”
We may redeem any series of the notes in whole, but not in part, at any time at our option in the event of certain changes in the tax laws of a relevant Tax Jurisdiction (as defined herein) that would require us to pay additional amounts as described under “Description of the Notes — Redemption for Tax Reasons.”
The notes will be our unsecured and unsubordinated obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement as well as the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2026 and June 30, 2026, each of which is incorporated by reference into this prospectus supplement.
	Per 2028 Note	Total	Per 2031 Note	Total	Per 2034 Note	Total
Public offering price(1)	99.916%	€499,580,000	99.942%	€499,710,000	99.379%	€496,895,000
Underwriting discount	0.250%	€1,250,000	0.375%	€1,875,000	0.450%	€2,250,000
Proceeds, before expenses, to us(1)	99.666%	€498,330,000	99.567%	€497,835,000	98.929%	€494,645,000

(1)
Plus accrued interest, if any, from September 10, 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy and adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
We intend to apply to list each series of the notes on the New York Stock Exchange (“NYSE”). The listing applications will be subject to approval by NYSE. We currently expect trading in each series of the notes on NYSE to begin within 30 days after the original issue date. Currently, there is no public market for any series of the notes.
The underwriters expect to deliver the notes on or about September 10, 2026, only in book-entry form through the facilities of Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), which will be the fifth London business day following the date hereof (this settlement cycle being referred to as “T+5”). See “Underwriting (Conflicts of Interest).” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any day prior to the London business day before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Joint Book-Running Managers
Deutsche Bank	BofA Securities	Citigroup	J.P. Morgan
Barclays	BNP PARIBAS	Goldman Sachs & Co. LLC	Morgan Stanley
Wells Fargo Securities
Co-Managers
Academy Securities	Santander	BNY Capital Markets	ICBC Standard Bank
Loop Capital Markets	PNC Capital Markets LLC	RBC Capital Markets	Standard Chartered Bank
US Bancorp
The date of this prospectus supplement is September 3, 2026.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. You should read this prospectus supplement, any related free writing prospectus that we provide to you and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation By Reference” elsewhere in this prospectus supplement. These documents contain information you should consider and rely on when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.
If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement or the accompanying prospectus varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy such notes in any circumstances or in any jurisdiction in which such offer or solicitation is unlawful. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be tax advice. You should consult your own counsel, accountants and other advisers for tax related advice regarding the purchase of the notes offered by this prospectus supplement.
Information in this prospectus supplement, any related free writing prospectus that we provide to you and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the notes as an indication that there has been no change in our affairs since those dates.
References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States and is presented in U.S. dollars.
IN CONNECTION WITH THIS OFFERING, DEUTSCHE BANK AG, LONDON BRANCH (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER), MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT WILL BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF

THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION.
Notice to Prospective Investors in the European Economic Area
Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”).
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or both) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
MiFID II Product Governance/Professional Investors and ECPs Only Target Market
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling, or recommending the notes (for the purposes of this paragraph, a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Notice to Prospective Investors in the United Kingdom
Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Rules: Admission to Trading on a Regulated Market sourcebook of the FCA Handbook of Rules and Guidance (the “FCA Handbook”) or any other relevant provisions of the FCA Handbook.
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are any other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.
UK MiFIR Product Governance/Professional Investors and ECPs Only Target Market
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling, or recommending the notes (for the purposes of this paragraph, a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

CAUTIONARY NOTE CONCERNING FACTORS THAT MAY AFFECT FUTURE RESULTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “would,” “forecast,” “future,” “outlook,” “guidance” and other words and terms of similar meaning, typically identify such forward-looking statements. In particular, these include, among others, statements relating to:
•
worldwide economic, political, regulatory, international trade, geopolitical, tariffs, and retaliatory countermeasures, capital markets and other external conditions;

•
foreign currency exchange rates and fluctuations in those rates;

•
liabilities and contingencies related to certain fluorochemicals known as “PFAS,” including liabilities related to claims, lawsuits, and government regulatory proceedings concerning various PFAS-related products and chemistries, as well as risks related to our exit of PFAS manufacturing and work to discontinue use of PFAS across our product portfolio;

•
risks related to the class-action settlement to resolve claims by public water suppliers in the United States regarding PFAS, as well as risks related to ongoing PFAS-related settlements and claims;

•
legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as compliance risks related to legal or regulatory requirements, government contract requirements, policies and practices, or other matters that require or encourage us or our customers, suppliers, vendors, or channel partners to conduct business in a certain way;

•
competitive conditions and customer preferences;

•
the timing and market acceptance of new product and service offerings;

•
the availability and cost of purchased components, compounds, raw materials and energy due to shortages, increased demand and wages, tariffs, supply chain interruptions, or natural or other disasters;

•
unanticipated problems or delays when implementing new business systems and solutions, including with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to our information or operational technology infrastructure;

•
use of artificial intelligence technologies;

•
the impact of acquisitions, strategic alliances, divestitures, and other strategic events resulting from portfolio management actions and other evolving business strategies;

•
operational execution, including the extent to which we can realize the benefits of planned productivity improvements, as well as the impact of organizational restructuring activities;

•
financial market risks that may affect our funding obligations under defined benefit pension and postretirement plans;

•
our credit ratings and our cost of funding;

•
tax-related external conditions, including changes in tax rates, laws, or regulations;

•
matters relating to our Aearo Entities, Combat Arms Earplugs Settlement, and related products; and

•
matters relating to the spin-off of Solventum, our former Health Care business, into an independent public company.

These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. We assume no obligation to update or revise any forward-looking statements. Changes in such assumptions or factors could produce significantly different results.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors. Important information as to these factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2025 in the following sections: “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings of “Overview,” “Financial Condition and Liquidity” and “Critical Accounting Estimates,” and “Risk Factors.” For additional information concerning factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Form 10-K, 10-Q and 8-K filed with the SEC from time to time. See “Where You Can Find More Information and Incorporation by Reference.”
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.

SUMMARY
The following summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. It may not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.
The Company
3M is a diversified technology company with a global presence in the following businesses: Safety and Industrial; Transportation and Electronics; and Consumer. 3M is among the leading manufacturers of products for many of the markets it serves. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies.
When we refer to “3M”, “our company”, “we”, “our” and “us” in this prospectus supplement under the heading “— The Company”, we mean 3M Company and its consolidated subsidiaries unless the context indicates otherwise. When these terms are used elsewhere in this prospectus supplement, we refer only to 3M Company unless the context indicates otherwise.
Corporate Information
3M Company, formerly known as Minnesota Mining and Manufacturing Company, was incorporated in 1929 under the laws of the State of Delaware to continue operations begun in 1902. Our principal executive offices are located at 3M Center, St. Paul, Minnesota 55144 (telephone: +1 651-733-1110).
Risk Factors
An investment in the notes involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

The Offering
A brief description of the material terms of the offering follows. For a more complete description of the notes offered hereby, see “Description of the Notes” in this prospectus supplement and “Debt Securities” in the accompanying prospectus.
Issuer
3M Company
Legal Entity Identifier
LUZQVYP4VS22CLWDAR65
Notes Offered
€500,000,000 aggregate principal amount of 3.500% notes due 2028.
€500,000,000 aggregate principal amount of 3.900% notes due 2031.
€500,000,000 aggregate principal amount of 4.100% notes due 2034.
Interest
The 2028 notes will bear interest at the rate of 3.500% per annum.
The 2031 notes will bear interest at the rate of 3.900% per annum.
The 2034 notes will bear interest at the rate of 4.100% per annum.
Interest on the notes will be paid annually in arrears on September 10 of each year, commencing on September 10, 2027 to the persons in whose names the notes are registered (i) in the case of the notes represented by a global note, at the close of business on the Clearing System Business Day prior to the applicable interest payment date and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date.
Currency of Payments
Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars as described under “Description of the Notes — Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.
Maturity
The 2028 notes will mature on September 10, 2028.
The 2031 notes will mature on September 10, 2031.
The 2034 notes will mature on September 10, 2034.
Ranking
The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of the Notes — Ranking.”

Optional Redemption of
the Notes
We may, at our option, redeem the 2031 notes and the 2034 notes, in whole or in part, at any time prior to the applicable Par Call Date (as defined herein), and the 2028 notes, in whole or in part, at any time prior to their maturity date, at a redemption price equal to the greater of
(i)
100% of the principal amount of the notes to be redeemed; and

(ii)
the sum of the present values of the remaining scheduled payments of principal and interest on the series of notes to be redeemed that would be due if such series of notes matured on (x) the applicable Par Call Date, in the case of the 2031 notes and the 2034 notes, or (y) the maturity date, in the case of the 2028 notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined in “Description of the Notes — Optional Redemption of the Notes”), plus 15 basis points in the case of the 2031 notes, plus 15 basis points in the case of the 2034 notes and plus 10 basis points in the case of the 2028 notes, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date.
In addition, at any time on or after the applicable Par Call Date, the 2031 notes and the 2034 notes will be redeemable, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of such series of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.
See “Description of the Notes — Optional Redemption of the Notes.”
Redemption for Tax Reasons
We may redeem any series of the notes, in whole, but not in part, in the event of certain changes in the tax laws of a relevant Tax Jurisdiction that would require us to pay additional amounts as described under “Description of the Notes — Payment of Additional Amounts” with respect to the notes of any series. The redemption price will be equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts), on the notes of such series to be redeemed to, but not including, the redemption date. See “Description of the Notes — Redemption for Tax Reasons.”
Payment of Additional
Amounts
We will pay additional amounts on the notes to each holder in respect of withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by a relevant Tax Jurisdiction, subject to the exceptions and limitations set forth under “Description of the Notes — Payment of Additional Amounts.”
Use of Proceeds
We intend to use the net proceeds from the offering for general corporate purposes, which may include the repayment, redemption or refinancing of indebtedness. We may invest funds that are not immediately needed in short-term investments, including marketable securities.
See “Use of Proceeds.”
Denominations
The notes will be issued in minimum denominations of €100,000 and multiples of €1,000 in excess thereof.
Form of Notes
The notes will be issued in the form of one or more fully registered global notes and will be deposited with a common depositary for, and in respect of interests held through, Clearstream and Euroclear. Except as described under “Description of the Notes — Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form, and will not be considered to be holders of notes under the indenture. See “Description of the Notes — Book-Entry; Delivery and Settlement”.
Listing
We intend to apply to list each series of the notes on NYSE. The listing applications will be subject to approval by NYSE. We currently expect trading in each series of the notes on NYSE to begin within 30 days after the original issue date. Currently there is no public market for any series of the notes.
Conflicts of Interest
Certain of the underwriters and affiliates of certain of the underwriters may have positions in our outstanding indebtedness, a portion of which may be redeemed or refinanced in connection with this offering. Upon our application of the net proceeds from this offering, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds from this offering. In such event, such underwriter(s) would have a “conflict of interest” as defined under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering will be conducted in compliance with such rule. See “Underwriting (Conflicts of Interest) — Conflicts of Interest” in this prospectus supplement.
Further Issuances
We may, from time to time, without the consent of or notice to existing holders of the notes, create and issue further notes having the same terms and conditions as the notes of any series in all respects, except for the issue date, issue price and, to the extent applicable, the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series of debt securities with the previously outstanding notes of the related series (unless the additional notes are not fungible for U.S. federal income tax or securities law purposes with such series).
Risk Factors
An investment in the notes involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” on page S-11, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Paying Agent and Registrar
In connection with the issuance of the notes, The Bank of New York Mellon, London Branch will initially act as paying agent for the notes, and the Trustee will initially act as transfer agent, registrar and trustee for the notes. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.
Governing Law
The indenture is, and the notes will be, governed by the laws of the State of New York.
ISIN / Common Code
2028 notes: XS3460877650 / 346087765
2031 notes: XS3460877734 / 346087773
2034 notes: XS3460878203 / 346087820

RISK FACTORS
Your investment in the notes is subject to certain risks. This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. Before investing in the notes, you should consider carefully, among other factors, the matters described below. In addition, you should review the “Risk Factors” and “Cautionary Note Concerning Factors That May Affect Future Results” sections of our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, each of which is incorporated by reference herein. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents By Reference” in the accompanying prospectus.
Risks Relating to the Notes
The notes will be effectively subordinated to any secured indebtedness of our Company that we may incur in the future to the extent of the value of the property securing that indebtedness and structurally subordinated to the existing and future liabilities of our subsidiaries.
The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we may incur in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our Company, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after any secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.
Additionally, our operations are partially conducted through our subsidiaries that are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or other payments by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries are contingent upon the subsidiaries’ earnings, cash flow and other business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization and, therefore, the right of the holders of the notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us.
There may not be a liquid market for the notes.
The notes will be a new issue of securities for which there is no established trading market. Although we intend to apply to list the notes for trading on NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, will continue. Even if an active trading market develops on NYSE, the notes may trade at prices lower than the offering price.
We have been informed by the underwriters that they intend to make a market in the notes of each series after the offering is completed, prior to commencement of any trading on NYSE. However, the underwriters are not obligated to do so and may discontinue their market making activities at any time without notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of such notes may be adversely affected. If the notes of a series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors. Moreover, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

As a result, there can be no assurance that active trading markets will develop for the notes. To the extent active trading markets do not develop, you may not be able to resell your notes at their fair market value or at all.
Any credit ratings assigned to the notes may not reflect all risks of your investment in the notes, and a ratings decline could adversely affect the value of the notes.
We expect the notes to be rated by one or more nationally recognized statistical rating organizations. The ratings of the notes will primarily reflect a rating agency’s view of our financial strength and prospects and will change in accordance with the assessment by such ratings agency of our financial strength and prospects. A rating is not a recommendation to purchase, sell or hold any particular security, including the notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. The ratings of the notes may not reflect the potential impact of all risks related to any trading market for, or trading value of, the notes. Our ratings may be downgraded as a result of any future changes in our business. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs, in particular in the event that the notes are rated below investment grade by any ratings agency.
In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In the past, there have been significant disruptions in the global economy, including volatile credit and capital market conditions. Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the prices of the notes. In particular, the U.S. Federal Reserve or other central banks may raise interest rates or expectations regarding an interest rate increase could change. Increases in prevailing interest rates or interest rate expectations could significantly affect the prices of the notes.
Holders of the notes will receive payments in euros.
All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee, and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price, or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.
Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.
The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:
•
significant changes in rates of exchange between the euro and the investor’s home currency;

•
tax consequences for a holder as a result of any foreign exchange gains resulting from an investment in the notes; and

•
the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

In addition, if one or more member states of the European Monetary Union were to withdraw from the European Monetary Union and cease to use the euro as their currency, the value of the euro could be materially adversely affected.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial, and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of the governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to the volatility could significantly affect the exchange rates between the euro and the investor’s home currency.
The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note, and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.
The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption or additional amounts with respect to, the notes.
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, tax, and legal advisors as to the risks involved in an investment in the notes.
The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.
If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis described under “Description of the Notes — Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.
In a lawsuit for payment on the notes, an investor may bear currency exchange risk.
The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.
Trading in the clearing systems is subject to minimum denomination requirements.
The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.
The notes will initially be held in book-entry form and therefore investors must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.
The notes will initially only be issued in registered global form and held through Clearstream and Euroclear. Interests in the global notes (as such term is defined in “Description of the Notes — Book-Entry; Delivery and Settlement — Global Clearance and Settlement”) will trade in book-entry form only. Unless and until the notes in definitive registered form are issued in exchange for book-entry interests, owners of book-entry interests will not be considered owners or holders of the notes. The common depositary (or its nominee) for Clearstream and Euroclear will be the registered holder of the notes as stated on the global notes. Payments in respect of the global notes representing the notes (including principal, premium, if any, interest and additional amounts, if any) will be made to the paying agent. The paying agent will then make such payments to Clearstream and Euroclear, who will in turn distribute such payments to participants in accordance with their procedures. After payment to the paying agent, we or the trustee will have no responsibility or liability for the payment of interest, principal, or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Clearstream or Euroclear, as applicable, and if you are not a participant in Clearstream or Euroclear, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of notes under the indenture. See “Description of the Notes — Book-Entry; Delivery and Settlement — Global Clearance and Settlement.” Payments in respect of the global notes representing the notes (including principal, premium, if any, interest and additional amounts, if any) will be made to the paying agent one business day prior to the date such payment is due.
Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers, or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear or Clearstream or, if applicable, a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any request actions on a timely basis.
Similarly, upon the occurrence of an event of default under the indenture, unless and until notes in definitive registered form are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through Clearstream or Euroclear. We, the trustee, and the paying agent cannot assure you that the procedures to be implemented through Clearstream or Euroclear will be adequate to ensure the timely exercise of rights under the notes. See “Description of the Notes — Book-Entry; Delivery and Settlement — Global Clearance and Settlement.”
We may incur additional debt.
As of June 30, 2026, we had approximately $12.6 billion in total outstanding debt, and we had the ability to access additional borrowings of up to $4.25 billion under our revolving credit facility and up to $5.0 billion under our commercial paper program. The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn. We intend to use the net proceeds from the offering for general corporate purposes, which may include the repayment, redemption or refinancing of indebtedness.
There are limited covenants and protections in the indenture governing the notes.
The indenture governing the notes contains limited covenants, including those restricting our ability to incur certain debt secured by liens, to engage in sale and lease-back transactions or to merge or consolidate with another entity. However, these restrictions contain a number of exceptions, and the covenants in the indenture do not limit the amount of additional unsecured debt we may incur or require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity. See “Debt Securities” in the accompanying prospectus. In addition, we are not restricted from paying dividends or repurchasing our securities under the indenture.
We may choose to redeem the notes prior to maturity.
We may redeem all or a portion of the notes at any time or from time to time at specified redemption prices. See “Description of the Notes — Optional Redemption of the Notes”. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.
We may redeem any series of notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the notes will be approximately €1.487 billion, after deducting the underwriting discounts and estimated offering expenses.
We intend to use the net proceeds from the offering for general corporate purposes, which may include the repayment, redemption or refinancing of indebtedness. We may invest funds that are not immediately needed in short-term investments, including marketable securities.
Certain of the underwriters and affiliates of certain of the underwriters may have positions in our outstanding indebtedness, a portion of which may be redeemed or refinanced in connection with this offering. Upon our application of the net proceeds from this offering, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds from this offering. In such event, such underwriter(s) would have a “conflict of interest” as defined under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering will be conducted in compliance with such rule. See “Underwriting (Conflicts of Interest) — Conflicts of Interest” in this prospectus supplement.

DESCRIPTION OF THE NOTES
We will initially issue €500,000,000 aggregate principal amount of 3.500% Notes due 2028 (the “2028 notes”), €500,000,000 aggregate principal amount of 3.900% Notes due 2031 (the “2031 notes”) and €500,000,000 aggregate principal amount of 4.100% Notes due 2034 (the “2034 notes” and, together with the 2028 notes and the 2031 notes, the “notes”). The notes will each be issued under an indenture, dated as of November 17, 2000, as amended by the First Supplemental Indenture, dated July 29, 2011, and the Second Supplemental Indenture, dated February 3, 2026 (the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”). The terms of the notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have summarized selected terms and provisions of the indenture and the Trust Indenture Act below. This summary supplements the description of the debt securities in the accompanying prospectus. The following summary of specified provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the indenture, including the definitions contained in the indenture of some of the terms used below, and the notes. If you would like more information on any of these provisions, you should read the relevant sections of the indenture. Copies of the indenture are available from us upon request.
We will also enter into a paying agency agreement with The Bank of New York Mellon, London Branch, as paying agent (in such capacity, the “paying agent”) concurrently with the delivery of the notes.
Capitalized terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the indenture and the Trust Indenture Act of 1939, as amended.
Certain Terms of the 3.500% Notes due 2028
We are offering €500,000,000 principal amount of the 3.500% notes due 2028 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2028 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 10, 2028. The 2028 notes will bear interest at the rate of 3.500% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on September 10 of each year, beginning on September 10, 2027, to the persons in whose names the 2028 notes are registered (i) in the case of the 2028 notes represented by a global note, at the close of business on the Clearing System Business Day prior to the applicable interest payment date and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date. Interest on the 2028 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated divided by the actual number of days from and including the last date on which interest was paid on the 2028 notes (or September 10, 2026 if no interest has been paid on the 2028 notes), to, but not including, the next scheduled interest payment date on the 2028 notes. This payment convention is referred to as ACTUAL/ACTUAL (ICMA). If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2028 notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2028 notes is not a business day, the required payment will be made on the next succeeding business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 3.900% Notes due 2031
We are offering €500,000,000 principal amount of the 3.900% notes due 2031 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2031 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 10, 2031. The 2031 notes will bear interest at the rate of 3.900% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on September 10 of each year, beginning on September 10, 2027, to the persons in whose names the 2031 notes are registered (i) in the case of the 2031 notes represented by a global note, at the close of business on the Clearing System Business Day prior to the applicable interest payment date and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date. Interest on the 2031 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated divided by the actual number of days from and including the last date on which interest was paid on the 2031 notes (or September 10, 2026 if no interest has been paid on the 2031 notes), to, but not including, the next scheduled interest payment date on the 2031 notes. This payment convention is referred to as ACTUAL/ACTUAL (ICMA). If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2031 notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2031 notes is not a business day, the required payment will be made on the next succeeding business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 4.100% Notes due 2034
We are offering €500,000,000 principal amount of the 4.100% notes due 2034 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2034 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 10, 2034. The 2034 notes will bear interest at the rate of 4.100% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on September 10 of each year, beginning on September 10, 2027, to the persons in whose names the 2034 notes are registered (i) in the case of the 2034 notes represented by a global note, at the close of business on the Clearing System Business Day prior to the applicable interest payment date and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date. Interest on the 2034 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated divided by the actual number of days from and including the last date on which interest was paid on the 2034 notes (or September 10, 2026 if no interest has been paid on the 2034 notes), to, but not including, the next scheduled interest payment date on the 2034 notes. This payment convention is referred to as ACTUAL/ACTUAL (ICMA). If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2034 notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2034 notes is not a business day, the required payment will be made on the next succeeding business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
General
The term “Clearing System Business Day” means every Monday to Friday, inclusive, except December 25th and January 1st, subject to certain exceptions. The term “business day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (ii) on which the T2 system, or any successor thereto, operates. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Clearstream and Euroclear.
We may, from time to time, without the consent of or notice to existing note holders, create and issue further notes having the same terms and conditions as the notes of any series in all respects, except for the issue date, the issue price and, to the extent applicable, the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series of debt securities with the previously outstanding notes of the related series (unless the additional notes of a series are not fungible for U.S. federal income tax or securities law purposes with such series, in which case such additional notes will have one or more separate CUSIP numbers, ISINs, or other identifying numbers from the notes of the relevant series offered by this prospectus supplement).
In some circumstances, we may elect to discharge our obligations under a series of notes through full defeasance or covenant defeasance. See “— Defeasance” below for more information.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. We may at any time and from time to time purchase notes in the open market or otherwise.
Issuance in Euro; Payment on the Notes
Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used.
The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.
Investors will be subject to foreign exchange risks as to payments on the notes, including payments made upon any redemption of the notes, that may have important economic and tax consequences to them. See “Risk Factors” and the discussion of the foreign currency rules under “Certain U.S. Federal Tax Considerations.”
Denominations
The notes of each series will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.
Ranking
The notes will be senior unsecured obligations of ours and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.
Listing
We intend to apply to list each series of the notes on NYSE. The listing applications will be subject to approval by NYSE. We currently expect trading in each series of the notes on NYSE to begin within 30 days after the original issue date. Currently, there is no public market for any series of the notes.
Optional Redemption of the Notes
Each of the 2031 notes and the 2034 notes may be redeemed in whole at any time or in part from time to time prior to the applicable Par Call Date, and the 2028 notes may be redeemed in whole at any time or in part from time to time prior to their maturity date, at our option, at a redemption price equal to the greater of:
(1)
100% of the principal amount of the notes to be redeemed, and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest of the notes to be redeemed that would be due if such notes matured on (x) the applicable Par Call Date, in the case of the 2031 notes and the 2034 notes, or (y) the maturity date, in the case of the 2028 notes (exclusive of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 15 basis points in the case of the 2031 notes, plus 15 basis points in the case of the 2034 notes and plus 10 basis points in the case of the 2028 notes, plus, in each case, accrued and unpaid interest thereon, if any, to, but not including, the redemption date.
On or after the applicable Par Call Date, we may redeem the 2031 notes and the 2034 notes in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. We will be responsible for calculating the applicable redemption price.
If money sufficient to pay the redemption price of and accrued interest on the series of notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before 11:00 a.m. New York City time on the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption and such notes will cease to be outstanding. If any redemption date is not a business day, we will pay the redemption price on the next business day without any additional interest or other payment due to the delay.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such notes.
“Comparable Government Bond Price” means, with respect to any redemption date, (i) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (ii) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.
“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.
“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by us.
“Par Call Date” means, in the case of the 2031 notes, August 10, 2031 (the date that is one month prior to the maturity date of the 2031 notes) and in the case of the 2034 notes, July 10, 2034 (the date that is two months prior to the maturity date of the 2034 notes).
“Reference Government Bond Dealer” means (i) each of Deutsche Bank AG, London Branch, Merrill Lynch International, Citigroup Global Markets Limited and J.P. Morgan Securities plc or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by us.
“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third business day preceding such redemption date.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, a selection of the notes for redemption will be made pro rata, by lot or by such other applicable method. No notes of a principal amount of €100,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by Euroclear or Clearstream (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.
Notice of any redemption of the notes in connection with a transaction or an event may, at our discretion, be given prior to the completion or the occurrence thereof. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. We will provide written notice to the trustee prior to the close of business two business days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the trustee will provide such notice to each holder of the notes to be redeemed in the same manner in which the notice of redemption was given.
The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts), to, but not including, the redemption date. See “— Redemption for Tax Reasons.”
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal, premium, if any, and interest with respect to the notes to a beneficial owner, after withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by the United States or a taxing authority in the United States or any jurisdiction in which we (or any successor) are organized or resident for tax purposes (each, a “Tax Jurisdiction”) will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:
(1)
to any tax, assessment, or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note) or a fiduciary, settlor, beneficiary, member, or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.
being or having been present in, or engaged in a trade or business in, the relevant Tax Jurisdiction, being treated as having been present in, or engaged in a trade or business in, the relevant Tax Jurisdiction, or having or having had a permanent establishment in the United States;

b.
having a current or former connection with the relevant Tax Jurisdiction (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes, or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.
being or having been a personal holding company, a passive foreign investment company, or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.
being or having been a “10-percent shareholder”, as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of us; or

e.
being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of Section 881(c)(3) of the Code or any successor provision;

(2)
to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership, or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner, or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, or member received directly its beneficial or distributive share of the payment;

(3)
to any tax, assessment, or other governmental charge that would not have been imposed but for the failure of the holder, beneficial owner, or any other person to comply with certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment, or other governmental charge (including, for the avoidance of doubt, any backup withholding tax imposed pursuant to Section 3406 of the Code (or any amended or successor provision relating to backup withholding tax));

(4)
to any tax, assessment, or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)
to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains, or personal property tax or similar tax, assessment, or other governmental charge;

(6)
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(7)
to any tax, assessment, or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any U.S. Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation, or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(8)
to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(9)
to any tax, assessment, or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

(10)
to any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

(11)
to any tax imposed as a result of any combination of items (1) through (10).

Except as specifically provided under this heading “— Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment, or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable.
As used under this heading “— Payment of Additional Amounts” and under the heading “— Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the relevant Tax Jurisdiction or any change in, or amendments to, an official position regarding the application, interpretation, administration, or enforcement thereof (including by virtue of any action taken by a taxing authority, a holding, judgment, or order by a court of competent jurisdiction (whether or not such action was taken or brought with respect to us), or a change in published administrative practice) that is announced and/or becomes effective on or after the date of this prospectus supplement (or, if the Tax Jurisdiction is not the United States, after the date such Tax Jurisdiction became a Tax Jurisdiction), based upon a written opinion of independent counsel selected by us, we become or will become obligated to pay additional amounts as described herein under the heading “— Payment of Additional Amounts” with respect to the notes of any series, then we may at any time at our option redeem, in whole, but not in part, the notes of such series on not less than 10 nor more than 90 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts), on the notes of such series to be redeemed to, but not including, the redemption date.
We will not give any such notice of redemption of notes earlier than 90 days prior to the earliest date on which we would be obligated to pay additional amounts if a payment in respect of the notes was then due, and the law giving rise to the obligation to pay additional amounts (whether the obligation to withhold is then effective or will become effective after the notice) must be in effect at the time such notice is given.
Modification of the Indenture
See “Debt Securities — Modification and Waiver” in the accompanying prospectus.
Events of Default, Notice and Waiver
See “Debt Securities — Events of Default” in the accompanying prospectus.
Discharge, Defeasance and Covenant Defeasance
The defeasance provisions described in the accompanying prospectus under “Debt Securities — Defeasance” will be applicable to the notes.
Governing Law
The indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well.
Book-Entry; Delivery and Settlement
We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources we believe to be reliable. The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
Global Clearance and Settlement
The notes will be issued in the form of one or more fully registered global notes (the “global notes”) and will be deposited with a common depositary for, and in respect of interests held through, Clearstream and Euroclear. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Clearstream or Euroclear or their respective nominees.
Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be held in denominations of €100,000 and additional multiples of €1,000 in excess thereof. Investors may hold notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants, and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.
Persons that are not Clearstream or Euroclear participants may beneficially own notes held by the common depositary for Clearstream and Euroclear only through direct or indirect participants in Clearstream and Euroclear. So long as the common depositary for Clearstream and Euroclear is the registered owner of a global note, the common depositary for all purposes will be considered the sole holder of the notes represented by such global note under the indenture and such global note.
The policies of Clearstream and Euroclear will govern payments, transfers, exchanges, and other matters relating to an investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Euroclear
Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).
All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by its depositary.
Euroclear further advises that investors that acquire, hold, and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.
The Euroclear Operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.
Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights, and other entitlements) to any person credited with such interests in securities on its records.
Clearstream
Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.
Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures.

Clearstream and Euroclear Arrangements
So long as Clearstream or Euroclear or their nominee or their common depositary is the registered holder of the global notes, Clearstream, Euroclear, or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, premium, if any, and interest in respect of the global notes will be made to Clearstream, Euroclear, or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, transfer agent, paying agent, and registrar, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.
Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euro to the extent received by Clearstream or Euroclear from the paying agent to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures.
Because Clearstream and Euroclear can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial Settlement
We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.
Secondary Market Trading
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments, and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Brussels or Luxembourg, depending on whether Clearstream or Euroclear is used.
Clearstream and Euroclear will credit payments to the cash accounts of Clearstream Customers or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Customer or Euroclear Participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Certificated Notes
If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his or her attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.
Trustee, Paying Agent, Transfer Agent, and Registrar
The Bank of New York Mellon Trust Company, N.A. will be the trustee with respect to each series of notes. The Bank of New York Mellon, London Branch will initially act as the paying agent with respect to each series of notes. The trustee will initially act as registrar and transfer agent with respect to each series of notes.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Code, Treasury Regulations issued under the Code, judicial authority, and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning, or disposing of the notes could differ from those described below. This summary deals only with purchasers who purchase the notes at their “issue price” (i.e., the first price at which a substantial amount of the applicable series of notes is sold for cash to purchasers, not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) for cash and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally assets that are held as investments).
This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to holders subject to special tax rules such as banks, financial institutions, insurance companies, entities that are treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, tax exempt investors, dealers or traders in securities or currencies, U.S. expatriates, persons holding the notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, or U.S. holders (as defined herein) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under any U.S. minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.
As used herein, the term “U.S. holder” means a beneficial owner of the notes that is, or is treated for U.S. federal income tax purposes as,
•
an individual that is a citizen or resident of the United States,

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein, or the District of Columbia,

•
an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner, other than any entity or arrangement treated as a partnership for U.S. federal income tax purposes, of notes that is not a U.S. holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of the notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of purchasing, holding, and disposing of the notes.
Investors should consult their tax advisors concerning the tax consequences of the purchase, ownership, and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any non-U.S., state, local, or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.

U.S. Holders
The following discussion applies to U.S. holders of the notes.
Interest
Payments of stated interest on the notes (including any additional amounts paid in respect of withholding taxes and without reduction for any amounts withheld) will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the U.S. holder’s method of accounting for U.S. federal income tax purposes. It is expected, and therefore this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes.
A U.S. holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of interest on a note in euros will be required to include in ordinary income the U.S. dollar value of the euros interest payment determined based on the spot rate of exchange in effect on the date the payment is received, regardless of whether the payment is in fact converted to U.S. dollars. A U.S. holder that uses the cash method of tax accounting will not recognize foreign currency gain or loss upon receipt of such payments, but may have foreign currency gain or loss when such holder actually sells or otherwise disposes of the euros received if such U.S. holder does not convert the euro into U.S. dollars on the date of receipt, as described below. “Spot rate” generally means a currency exchange rate that reflects a market exchange rate available to the public for euros.
A U.S. holder that uses the accrual method of accounting for U.S. federal income tax purposes is required to include in ordinary income the U.S. dollar value of such interest income that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income generally is determined by translating such interest income at the average spot rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within each taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average rate of exchange for the period reasonably derived and consistently applied by the U.S. holder. Alternatively, such U.S. holder may elect to translate such interest income at the exchange rate on the last day of such accrual period (and in the case of a partial accrual period, the exchange rate on the last day of the taxable year). If the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. holder that has made such election may translate such accrued interest using the exchange rate on the date of receipt of such payment. The above election will apply to all debt obligations held by such U.S. holder and may not be changed without the consent of the IRS.
A U.S. holder that uses the accrual method of accounting for U.S. federal income tax purposes will generally recognize foreign currency exchange gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received, if there is any difference between the spot rate used to determine accruals for such interest income and the spot rate on the date such payment is received, regardless of whether the payment is in fact converted into U.S. dollars. The amount of foreign currency exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (translated at the spot rate on the date such payment is received) in respect of such accrual period and the U.S. dollar value of the interest income that has accrued during such accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars at such time. Such foreign currency exchange gain or loss will generally be treated as ordinary income or loss from sources within the United States but will not be treated as an adjustment to interest income on the notes.
A U.S. holder’s tax basis in any euro received as interest will be the U.S. dollar value of such euro at the spot rate in effect on the date of receipt of the euro. If a U.S. holder receives interest in the form of euros and subsequently sells those euros, or if a U.S. holder is considered to receive euros and those euros are considered to be sold for U.S. dollars on such U.S. holder’s behalf, additional tax consequences may apply as described below.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes
Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income, as described above) and (ii) the U.S. holder’s adjusted tax basis in the note. The amount realized by the U.S. holder will generally be the U.S. dollar value of the euro received calculated at the spot rate of exchange on the date of retirement, redemption or other taxable disposition and will include the amount of any cash and the fair market value of any other property received for the note.
If the notes are treated as traded on an “established securities market,” which we expect to be the case for purposes of this determination, and the rest of this discussion so assumes, then a cash basis U.S. holder’s adjusted tax basis in a note (or, upon election, an accrual basis taxpayer) is generally the U.S. dollar value of the euro-denominated purchase price determined on the settlement date. With respect to the sale, exchange, retirement, redemption, or other taxable disposition of a note, the amount realized by a cash basis U.S. holder (or, upon election, an accrual basis taxpayer) generally will be the U.S. dollar value of the payment received determined on the settlement date.
An accrual basis U.S. holder will generally (i) have an adjusted tax basis in a note equal to the U.S. dollar value of the euro-denominated purchase price determined based on the spot rate on the trade date and (ii) realize an amount with respect to the sale, exchange, retirement, redemption, or other taxable disposition of a note equal to the U.S. dollar value of the payment received determined based on the spot rate on the date of retirement, redemption, or other taxable disposition, unless it elects, in each case, to determine the U.S. dollar value by translating the amount received or paid, as applicable, at the spot rate on the settlement date. The election by an accrual basis U.S. holder to use the settlement date for purposes of determining basis and the amount realized must be applied consistently from year to year and cannot be revoked without the consent of the IRS.
Subject to the foreign currency rules discussed below, a U.S. holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year at the time of disposition or short-term capital gain or loss if, at the time of such disposition, such holder has held the note for one year or less. The deductibility of capital losses is subject to limitations. Long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates.
Gain or loss recognized by a U.S. holder on the sale, exchange, retirement, redemption, or other taxable disposition of a note will generally be treated as U.S. source ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. holder held the note. Gain or loss attributable to such changes will equal the difference between (i) the U.S. dollar value of the euro purchase price of the note, as determined based on the spot rate on the date of retirement, redemption, or other taxable disposition, and (ii) the U.S. dollar value of the U.S. holder’s purchase price of the note, as determined based on the spot rate on the date the U.S. holder acquired the note (or, in each case, determined on the settlement date if the notes are traded on an established securities exchange and the U.S. holder is either a cash basis taxpayer or an accrual basis taxpayer that makes the election described above). In addition, upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, a U.S. holder that uses the accrual method may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest, with such foreign currency gain or loss computed as described above in “Interest”. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss (including any ordinary interest income) realized on the sale, exchange, retirement, redemption, or other taxable disposition.
Prospective purchasers should consult their tax advisors regarding the application of these rules.

Exchange of Foreign Currencies
On a sale or other taxable disposition of euros, a U.S. holder will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of any other property, received by such U.S. holder in such disposition and (ii) the U.S. holder’s tax basis in the euro. A U.S. holder will have a tax basis in any euros received as interest or upon the sale, exchange, retirement, redemption, or other taxable disposition of a note equal to the U.S. dollar value thereof at the exchange rate in effect on the date of receipt of the euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. holder (or an electing accrual basis U.S. holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the sale, exchange, retirement, redemption or other taxable disposition. In addition, when a U.S. holder purchases a note with previously owned euros, such holder will have taxable gain or loss (as applicable) if their adjusted tax basis in the euros is different from the U.S. dollar fair market value of such euros on the date of purchase.
Any gain or loss realized by a U.S. holder on a sale or other disposition of euros, including their exchange for U.S. dollars, will generally be United States source ordinary income or loss and will not be treated as interest income or expense.
Medicare Tax
A U.S. holder that is an individual, estate, or a trust that does not fall into a special category of trusts that is exempt from such tax will be subject to an additional 3.8% Medicare tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate, or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.
Reportable Transactions
A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat foreign currency exchange loss relating to a note as a reportable transaction if the loss equals or exceeds certain threshold amounts (including, in the case of a foreign currency loss, $50,000 in a single transaction for an individual or trust and higher amounts for other taxpayers). In the event the acquisition, ownership, or disposition of a note constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective purchasers should consult their tax advisors regarding the application of these rules.
Backup Withholding and Information Reporting
In general, a U.S. holder will be subject to backup withholding (currently at a rate of 24%) with respect to cash payments in respect of interest or the gross proceeds from dispositions of notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations, and certain qualified nominees) and, when required, provides appropriate documentation to that effect (generally on an IRS Form W-9) or (ii) timely provides us or the applicable withholding agent with a social security number or other taxpayer identification number (“TIN”), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt from these rules will generally be subject to information reporting requirements. A U.S. holder who does not provide us or the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. The applicable withholding agent will generally report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury Regulations.
Non-U.S. Holders
The following discussion applies to non-U.S. holders of the notes.
Interest
Subject to the discussions in “— Backup Withholding and Information Reporting” and “— FATCA” below, under the “portfolio interest exemption,” payments of interest to a non-U.S. holder will not be subject to U.S. federal income tax or withholding, provided that:
•
the interest paid on the note is not income that is effectively connected with a United States trade or business carried on by the non-U.S. holder (“ECI”);

•
the non-U.S. holder is not a controlled foreign corporation related, directly, indirectly, or constructively to us through stock ownership;

•
the non-U.S. holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•
the non-U.S. holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•
either (a) the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or successor form) to the applicable withholding agent or (b) if the non-U.S. holder holds notes through certain foreign intermediaries or other agent acting on its behalf, the non-U.S. holder provides appropriate certifications to the agent and the non-U.S. holder’s agent provides appropriate certifications to the applicable withholding agent, either directly or though intermediaries. Special certification rules apply to non-U.S. holders that are pass-through entities such as non-U.S. partnerships, estates and trusts, and in certain circumstances, certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If these conditions are not met, interest on the notes paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a 30% rate unless (i) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or a suitable substitute or successor form), or (ii) the interest is ECI subject to U.S. federal income tax on a net income basis (as described below under “— Income or Gain Effectively Connected with a U.S. Trade or Business”) and the non-U.S. holder complies with applicable certification requirements by providing a properly completed and duly executed IRS Form W-8ECI (or a suitable substitute or successor form).
The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If the non-U.S. holder does not timely provide the applicable withholding agent with the required certification, but such holder qualifies for an exemption or reduced rate under an applicable income tax treaty, the non-U.S. holder may obtain a refund of any excess amounts withheld by timely providing the required information and appropriate claim form to the IRS.
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes
Subject to the discussions in “— Backup Withholding and Information Reporting” and “— FATCA” below, a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on gain (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and subject to the rules discussed above in “— Interest”) realized on a sale, exchange, redemption, retirement, or other taxable disposition of the notes unless:
•
the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), in which case such holder will be taxed in the same manner as discussed below under “— Income or Gain Effectively Connected with a U.S. Trade or Business” or

•
in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, in which case such holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

Income or Gain Effectively Connected with a U.S. Trade or Business
If a non-U.S. holder is engaged in a trade or business in the U.S. and interest or gain on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then such non-U.S. holder will be subject to U.S. federal income tax on that interest or gain on a net income basis in generally the same manner as if such non-U.S. holder were a “U.S. person” (as defined under the Code), except as otherwise provided by an applicable income tax treaty. Effectively connected interest income will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if the non-U.S. holder is a non-U.S. corporation, it may also be subject to the branch profits tax equal to 30% (except as otherwise provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the holder’s conduct of a U.S. trade or business.
Backup Withholding and Information Reporting
Generally, we or the applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding (if any) may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is organized under the provisions of an applicable income tax treaty. A non-U.S. holder will generally not be subject to backup withholding with respect to payments of principal or interest on the notes by us or the applicable withholding agent if a holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that neither we nor the applicable withholding agent has actual knowledge that it is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of the disposition of notes to or through the United States office of a United States or non-U.S. broker will be subject to information reporting and backup withholding unless the non-U.S. holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder of the notes to or through a non-U.S. office of a broker will generally not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. person, a controlled foreign corporation, a non-U.S. person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a non-U.S. partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a non-U.S. person and has no actual knowledge to the contrary or unless such holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

FATCA
Under Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations promulgated thereunder, and applicable administrative guidance issued thereunder (collectively, “FATCA”), a 30% U.S. federal withholding tax will generally apply to payments of interest on the notes made to (i) a “foreign financial institution” (as defined in the Code) (whether such foreign financial institution is a beneficial owner or an intermediary), unless such institution undertakes either under an agreement with the U.S. Department of Treasury or an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Department of Treasury to generally identify accounts held by certain U.S. persons and non-U.S. entities with substantial U.S. owners, annually report certain information about such accounts and withhold 30% on payments made to non-compliant foreign financial institutions and certain other account holders, or such institution qualifies for an exemption from these rules or (ii) a non-financial foreign entity (whether such non-financial foreign entity is a beneficial owner or an intermediary), unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity and meets certain other specified requirements or such entity qualifies for an exemption under these rules. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes (including retirement or redemption), proposed Treasury Regulations have been issued that, if finalized, will eliminate FATCA withholding on payments of gross proceeds entirely. Although these proposed Treasury Regulations are not final, the preamble to these proposed Treasury Regulations indicates that taxpayers may rely on them pending their finalization.
Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the notes.
The U.S. federal income tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of the notes, including the tax consequences under state, local, non-U.S., and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)
Deutsche Bank AG, London Branch, Merrill Lynch International, Citigroup Global Markets Limited and J.P. Morgan Securities plc are acting as representatives of each of the several underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes of each series set forth opposite its name below.
Underwriter	Principal Amount of 2028 Notes	Principal Amount of 2031 Notes	Principal Amount of 2034 Notes
Deutsche Bank AG, London Branch	€82,500,000	€82,500,000	€82,500,000
Merrill Lynch International	82,500,000	82,500,000	82,500,000
Citigroup Global Markets Limited	82,500,000	82,500,000	82,500,000
J.P. Morgan Securities plc	82,500,000	82,500,000	82,500,000
Barclays Bank PLC	25,000,000	25,000,000	25,000,000
BNP PARIBAS	25,000,000	25,000,000	25,000,000
Goldman Sachs & Co. LLC	25,000,000	25,000,000	25,000,000
Morgan Stanley & Co. International plc	25,000,000	25,000,000	25,000,000
Wells Fargo Securities International Limited	25,000,000	25,000,000	25,000,000
Academy Securities, Inc.	5,000,000	5,000,000	5,000,000
Banco Santander, S.A.	5,000,000	5,000,000	5,000,000
BNY Mellon Capital Markets, LLC	5,000,000	5,000,000	5,000,000
ICBC Standard Bank Plc	5,000,000	5,000,000	5,000,000
Loop Capital Markets LLC	5,000,000	5,000,000	5,000,000
PNC Capital Markets LLC	5,000,000	5,000,000	5,000,000
RBC Europe Limited	5,000,000	5,000,000	5,000,000
Standard Chartered Bank	5,000,000	5,000,000	5,000,000
U.S. Bancorp Investments, Inc.	5,000,000	5,000,000	5,000,000
Total	€500,000,000	€500,000,000	€500,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell the notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:
Paid by Us
Per 2028 note	0.250%
2028 notes total	€1,250,000
Per 2031 note	0.375%
2031 notes total	€1,875,000
Per 2034 note	0.450%
2034 notes total	€2,250,000
Total	€5,375,000
The expenses of the offering, not including the underwriting discounts, are estimated at $4.8 million and are payable by us.
In connection with the offering of the notes, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may engage in transactions that stabilize, maintain, or otherwise affect the prices of the notes. Specifically, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) is not required to engage in any of these activities, which may be discontinued at any time and without notice. However, stabilization may not necessarily occur. To the extent required under applicable law, any stabilization action may only begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment will be conducted by the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) in accordance with applicable laws and rules.
New Issues of Notes
The notes are new issues of securities with no established trading markets. We intend to apply to list each series of the notes on NYSE. The listing applications will be subject to approval by NYSE. We currently expect trading in each series of the notes on NYSE to begin within 30 days after the original issue date. Currently, there is no public market for any series of the notes. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of such notes may be adversely affected.
If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors. Moreover, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.
Short Positions and Penalty Bids
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is still in progress. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market.
The underwriters may also impose a penalty bid in connection with the offering. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Settlement
It is expected that delivery of the notes will be made against payment therefor on or about September 10, 2026 only in book-entry form through the facilities of Euroclear, as operator of the Euroclear System, and Clearstream, which will be the fifth London business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any day prior to the London business day before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us or our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters or their affiliates may have a lending relationship with us and certain of the underwriters or their affiliates routinely hedge, have hedged and are likely in the future to hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or by entering into positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Trustee Conflict of Interest
The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture for this offering. BNY Mellon Capital Markets, LLC, an affiliate of The Bank of New York Mellon Trust Company, N.A., is an underwriter for this offering. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to any Notes, The Bank of New York Mellon Trust Company, N.A. may be deemed to have a conflicting interest, by virtue of being an affiliate of one of the underwriters of such Notes. In that event, The Bank of New York Mellon Trust Company, N.A. would be required to resign or eliminate the conflicting interest.
Conflicts of Interest
Certain of the underwriters and affiliates of certain of the underwriters may have positions in our outstanding indebtedness, a portion of which may be redeemed or refinanced in connection with this offering. Upon our application of the net proceeds from this offering, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds from this offering. In such event, such underwriter(s) would have a “conflict of interest” as defined under FINRA Rule 5121. Consequently, this offering will be conducted in compliance with such rule. FINRA Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. No sales of the notes offered hereby will be made by the affected underwriter(s) to an account over which it exercises discretion without the prior specific written consent of the account holder. However, because the notes offered hereby are expected to be “investment grade rated”, as defined under FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not required under such rule.
Selling Restrictions
Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or both) of the following:
(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong
The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of the Laws of Hong Kong (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the Laws of Hong Kong (the “C(WUMP)O”) or that do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purposes of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”), and accordingly, each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.
Singapore
Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the corporation has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus

(including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS
The validity of the notes will be passed upon for us by Freshfields US LLP, New York, New York, and for the underwriters by Sidley Austin LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
SEC rules allow us to incorporate by reference information into this prospectus supplement. This means we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.
Accordingly, we incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):
•
our Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 3, 2026;

•
the portions of our Definitive Proxy Statement on Schedule 14A filed on March 25, 2026, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2025;

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed on April 21, 2026, and for the quarter ended June 30, 2026, filed on July 21, 2026;

•
our Current Reports on Form 8-K dated February 5, 2026, May 6, 2026, May 13, 2026, June 8,
2026 and August 19, 2026; and

•
all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and before the termination of the offering.

You can obtain any of the documents incorporated by reference in this prospectus supplement from the SEC on its website (http://www.sec.gov). We will also provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You can request those documents from:
3M Investor Relations Department
Bldg. 223-02-N-20
St. Paul, MN 55144-1000
Phone: (651) 737-6523
Attention: Investor Relations
Our reports and documents incorporated by reference herein may also be found in the “SEC Filings” section of our website at https://www.investors.3m.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement.

PROSPECTUS
3M Company
Debt Securities
Common Stock
We from time to time may offer to sell debt securities and common stock. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MMM”.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a prospectus supplement to this prospectus.
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 4 of this prospectus, as well as the information incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated February 3, 2026.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or other offering material filed or provided by us. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement or any such other offering material is accurate as of any date other than their respective dates.

Prospectus

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this process, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.
This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and other material terms of the securities being offered at that time. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. You should read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading “Where You Can Find More Information.” If there is any inconsistency between information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information in the prospectus supplement or free writing prospectus.
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities or a solicitation of your offer to buy these securities in any state where the offer or solicitation is not permitted or legal. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate or complete as of any date other than the date on the front of this prospectus.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at http://www.3m.com. However, the information on our Internet site is not a part of, or incorporated by reference in, this prospectus or any prospectus supplement.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC rules allow us to incorporate by reference information into this prospectus. This means we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
Accordingly, we incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):
•
our Annual Report on Form 10-K for the year ended December 31, 2025;

•
Our Definitive Proxy Statement on Schedule 14A, filed on March 26, 2025 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024);

•
the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, and any subsequent amendment or report filed with the SEC for the purpose of updating the description; and

•
all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You can request those documents from:
3M Company
3M Center
St. Paul, MN 55144-1000
Phone: (651) 733-1110
Attention: Investor Relations

THE COMPANY
3M Company was incorporated in 1929 under the laws of the State of Delaware to continue operations begun in 1902. 3M’s principal executive offices are located at 3M Center, St. Paul, Minnesota 55144 (telephone: 651-733-1110).
3M is a diversified technology company with a global presence in the following businesses: Safety and Industrial; Transportation and Electronics; and Consumer. 3M is among the leading manufacturers of products for many of the markets it serves. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies.
When we refer to “3M,” “our company,” “we,” “our” and “us” in this prospectus under the heading “The Company,” we mean 3M Company and its consolidated subsidiaries unless the context indicates otherwise. When these terms are used elsewhere in this prospectus, we refer only to 3M Company unless the context indicates otherwise.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider, among other things, the risks and other matters that are identified or discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by annual, quarterly and other reports and documents that we file with the SEC, which are incorporated by reference into this prospectus and any applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “would,” “forecast,” “future,” “outlook,” “guidance” and other words and terms of similar meaning, typically identify such forward-looking statements. In particular, these include, among others, statements relating to:
•
worldwide economic, political, regulatory, international trade, geopolitical, capital markets and other external conditions and other factors beyond the Company’s control, including inflation; recession; military conflicts; trade restrictions such as sanctions, tariffs, reciprocal and retaliatory tariffs, and other tariff-related measures; regulatory requirements, legal actions, or enforcement; and natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers,

•
foreign currency exchange rates and fluctuations in those rates,

•
liabilities and the outcome of contingencies related to certain fluorochemicals known as “PFAS,” including liabilities related to claims, lawsuits, and government regulatory proceedings concerning various PFAS-related products and chemistries, as well as risks related to the Company’s exit of PFAS manufacturing and work to discontinue use of PFAS across its product portfolio,

•
risks related to the class-action settlement to resolve claims by public water suppliers in the United States regarding PFAS, as well as risks related to ongoing PFAS-related settlements and claims,

•
legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s reports on Form 10-K, 10-Q, and 8-K, as well as compliance risks related to legal or regulatory requirements, government contract requirements, policies and practices, or other matters that require or encourage the Company or its customers, suppliers, vendors, or channel partners to conduct business in a certain way,

•
competitive conditions and customer preferences,

•
the timing and market acceptance of new product and service offerings,

•
the availability and cost of purchased components, compounds, raw materials and energy due to shortages, increased demand and wages, tariffs, supply chain interruptions, or natural or other disasters,

•
unanticipated problems or delays when implementing new business systems and solutions, including with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information or operational technology infrastructure,

•
the impact of acquisitions, strategic alliances, divestitures, and other strategic events resulting from portfolio management actions and other evolving business strategies,

•
operational execution, including the extent to which the Company can realize the benefits of planned productivity improvements, as well as the impact of organizational restructuring activities,

•
financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans,

•
the Company’s credit ratings and its cost of capital,

•
tax-related external conditions, including changes in tax rates, laws, or regulations,

•
matters relating to the spin-off of the Company’s Health Care business, including the risk that the expected benefits will not be realized; the risk that the costs or dis-synergies will exceed the anticipated amounts; potential impacts on the Company’s relationships with its customers, suppliers, employees, regulators and other counterparties; the ability to realize the desired tax treatment; risks under the agreements and obligations entered into in connection with the spin-off, and
•
matters relating to Combat Arms Earplugs (“CAE”) and related products.

The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. Changes in such assumptions or factors could produce significantly different results. Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors. Important information as to these factors can be found in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 and in the section entitled “Risk Factors,” in our Quarterly Reports on Form 10-Q, and as may be included from time to time in our reports filed with the SEC. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

USE OF PROCEEDS
Unless otherwise specified in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in marketable securities, including short term investments.

DESCRIPTION OF THE SECURITIES WE MAY OFFER
We may issue from time to time, in one or more offerings, the following securities:
•
debt securities, and

•
shares of common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement and other offering material, which may be in addition to or different from the general terms summarized in this prospectus. We may issue debt securities that are convertible into common stock that may be sold under this prospectus. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplement or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. You should read “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” to find out how you can obtain a copy of those documents.
DEBT SECURITIES
This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. The debt securities will be issued under an indenture, dated as of November 17, 2000, as amended on July 29, 2011 and as further amended on February 3, 2026, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidence of indebtedness that we issue and the trustee authenticates and delivers under the indenture.
We have summarized the general terms and provisions of the indenture in this section. This summary, however, does not describe every aspect of the indenture. We have filed the indenture with the SEC. You should read the indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.
General
The debt securities will be our direct, senior, unsecured obligations. The indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford Holders (as defined below) of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect Holders of the debt securities. If we ever issue bearer securities we will summarize provisions of the indenture that relate to bearer securities in the applicable prospectus supplement.
A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:
•
the title and type of the debt securities;

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any limit on the total principal amount of the debt securities;

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the price at which the debt securities will be issued;

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the maturity date of the debt securities;

•
the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•
if the debt securities will bear interest:

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the interest rate on the debt securities;

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the date from which interest will accrue;

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the record and interest payment dates for the debt securities;

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the interest payment dates; and

•
any circumstances under which we may defer interest payments;

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any optional redemption provisions that would permit us or the Holders of debt securities to elect redemption of the debt securities before their final maturity;

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any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

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the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

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any provisions that would permit us or the Holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•
whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•
any changes to or additional events of default or covenants;

•
whether the debt securities will be issued in whole or in part in the form of temporary or permanent global securities and, if so, the depositary for those global securities (a “global security” means a debt security that we issue in accordance with the indenture to represent all or part of a series of debt securities);

•
any special tax implications of the debt securities; and

•
any other terms of the debt securities.

A “Holder,” with respect to a registered security, means the person in whose name the debt security is registered in the security register. (Section 101)
Our company, without the consent of Holders of any debt securities, may issue additional debt securities with terms different from those of debt securities previously issued, and it may reopen a previous series of debt securities and issue additional debt securities of that series.
Payment; Exchange; Transfer
We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. (Sections 307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)
Denominations
Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement.
Original Issue Discount
Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered before purchasing any original issue discount securities.
Classification of Restricted and Unrestricted Subsidiaries
The indenture contains several restrictive covenants that apply to us and all of our Restricted Subsidiaries (defined below). Those covenants do not apply to our Unrestricted Subsidiaries (defined below). For example, the assets and indebtedness of Unrestricted Subsidiaries and investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading “— Restrictions on Secured Funded Debt” below. The indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries (defined below).
A “Subsidiary” is any corporation of which we own more than 50% of the outstanding shares of Voting Stock, except for directors’ qualifying shares, directly or through one or more of our other Subsidiaries. “Voting Stock” means stock that is entitled in the ordinary course (i.e., not only as a result of the happening of a contingency) to vote in an election for directors.
A “Restricted Subsidiary” means any of our Subsidiaries which has substantially all of its property in the United States, which owns or is a lessee of any Principal Property and in which our investment and the investment of our Subsidiaries exceeds 1% of our Consolidated Net Tangible Assets as of the date of the determination, other than Unrestricted Subsidiaries. Additionally, this definition includes any other Subsidiary designated by our board of directors as a Restricted Subsidiary. (Section 101). A “Wholly-owned Restricted Subsidiary” is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly-owned Restricted Subsidiaries.
Our “Unrestricted Subsidiaries” are:
•
3M Financial Management Company;

•
other Subsidiaries (whose primary business is in finance operations in connection with leasing and conditional sales transactions on behalf of 3M and its Subsidiaries) acquired or formed by us after the date of the indenture; and

•
any other Subsidiary if a majority of its Voting Stock is owned directly or indirectly by one or more Unrestricted Subsidiaries.

Our board of directors can at any time change a Subsidiary’s designation from an Unrestricted Subsidiary to a Restricted Subsidiary if:
•
the majority of that Subsidiary’s Voting Stock is not owned by an Unrestricted Subsidiary, and

•
after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading “— Restrictions on Secured Funded Debt” below. (Sections 101, 1010(a))

Restrictions on Secured Funded Debt
The indenture limits the amount of Secured Funded Debt (defined below) that we and our Restricted Subsidiaries may incur or otherwise create (including by guarantee). Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after this incurrence or creation:
•
the sum of:

•
the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries, other than the several categories of Secured Funded Debt discussed below, plus

•
the aggregate amount of our Attributable Debt (defined below) and that of our Restricted Subsidiaries relating to sale and lease-back transactions,

•
does not exceed 15% of our Consolidated Net Tangible Assets (defined below).

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt. (Sections 1008(a), 1008(c))
“Secured Funded Debt” means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries. (Section 101)
“Funded Debt” means:
•
Indebtedness maturing, or which we may extend or renew to mature, more than 12 months after the time the amount of Funded Debt is computed, plus

•
guarantees of Indebtedness (defined below) of the type described in the preceding bullet point, or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business, plus

•
Funded Debt secured by a mortgage, lien or similar encumbrance on our assets or those of our Restricted Subsidiaries, whether or not this Funded Debt is assumed by us or one of our Restricted Subsidiaries, plus

•
in the case of a Subsidiary, all preferred stock of that Subsidiary.

Funded Debt does not include any amount relating to obligations under leases, or guarantees of leases, whether or not those obligations would be included as liabilities on our consolidated balance sheet. (Section 101)
“Indebtedness” means, except as set forth in the next sentence:
•
all items of indebtedness or liability, except capital and surplus, which under accounting principles generally accepted in the United States of America would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

•
indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

•
guarantees, endorsements, other than for purposes of collection, and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount of the guarantees, endorsements or other contingent obligations is included in the preceding two bullet points.

Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if these obligations or guarantees of obligations would be included as liabilities on our consolidated balance sheet. (Section 101)
“Attributable Debt” means the balance sheet liability amount of finance leases and operating leases as determined by accounting principles generally accepted in the United States of America.
“Consolidated Net Tangible Assets” means the total consolidated amount of our assets and those of our Subsidiaries, minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation, minus:
•
all liabilities and liability items which under accounting principles generally accepted in the United States of America would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and deferred income taxes, and

•
goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles. (Section 101).

The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading “Restrictions on Secured Funded Debt”:
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Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly-owned Restricted Subsidiaries;

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Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure partial, progress, advance or other payments;

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Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that this company becomes one of our Subsidiaries;

•
Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which:

•
exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation,

•
secures the payment of any part of the purchase price of or construction cost for the property, shares of stock or Indebtedness, or

•
secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the property, shares of stock or Indebtedness or the completion of any construction of the property for the purpose of financing all or a part of the purchase price or construction cost of the property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading “— Consolidation, Merger or Sale” below;
•
Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

•
any extension, renewal or refunding of:

•
any Secured Funded Debt permitted under the first paragraph under the heading “Restrictions on Secured Funded Debt,”

•
any Secured Funded Debt outstanding at the end of our fiscal year immediately preceding the execution date of the indenture of any then Restricted Subsidiary, or

•
any Secured Funded Debt of any company outstanding at the time this company became a Restricted Subsidiary, provided that the mortgage, liens or other similar encumbrance securing such extension, renewal or refunding is limited to the same secured property (plus improvements thereon) that secured the Secured Funded Debt so extended, renewed or refunded immediately prior thereto. (Section 1008(b))

Restrictions on Sale and Lease-Back Transactions
The indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Principal Property, as defined below, more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:
•
we or any of our Restricted Subsidiaries could (1) create Secured Funded Debt on the property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt (see “— Restrictions on Secured Funded Debt” above), or

•
we apply an amount, subject to credits for some voluntary retirements of debt securities and/or Funded Debt as specified in the indenture, equal to the greater of (1) the fair value of the property or (2) the net proceeds of the sale, within 120 days, to the retirement of Secured Funded Debt.

This restriction will not apply to any sale and lease-back transaction:
•
between us and one of our Restricted Subsidiaries,

•
between any of our Restricted Subsidiaries, or

•
involving a lease for a period, including renewals, of three years or less. (Section 1009)

“Principal Property” means any building or other facility located in the United States, together with the land upon which it is erected and its fixtures that is owned or leased by us or one of our Subsidiaries, that is used primarily for manufacturing or processing and has a gross book value, before deduction of any depreciation reserves, greater than 1% of our Consolidated Net Tangible Assets, other than:
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a building or facility that is financed by obligations issued by a state or local government under several sections of the Internal Revenue Code of 1986, or

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a building or facility that in the opinion of our board of directors is not of material importance to the total business conducted by us and our Subsidiaries considered together. (Section 101)

Consolidation, Merger or Sale
The indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:
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the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture,

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immediately after the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, exists, and

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except in the case of a consolidation or merger of a Restricted Subsidiary with and into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series or (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see “— Restrictions on Secured Funded Debt” above). (Section 801)

Even though the indenture contains the provisions described above, we are not required by the indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:
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that corporation is one of our Wholly-owned Restricted Subsidiaries, and

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we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see “— Restrictions on Secured Funded Debt” above). (Section 803)

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, this successor corporation may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 802)
Modification and Waiver
Under the indenture, we and the trustee can modify or amend the indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. However, we may not, without the consent of the Holder of each debt security affected:

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change the stated maturity date of any payment of principal or interest,

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reduce the principal amount thereof or the interest thereon or any premium payable upon redemption or repayment thereof,

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change our obligation, if any, to pay additional amounts,

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reduce payments due on the original issue discount securities,

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change the place of payment or currency in which any payment on the debt securities is payable,

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limit a Holder’s right to sue us for the enforcement of payments due on the debt securities,

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reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture,

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limit a Holder’s right, if any, to repayment of debt securities at this Holder’s option, or

•
modify any of the foregoing requirements or reduce the percentage of outstanding debt securities required to waive compliance with several provisions of the indenture or to waive defaults under the indenture. (Section 902)

Under the indenture, the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all Holders of that series:
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waive compliance by us with several restrictive covenants of the indenture, such as corporate existence and maintenance of properties, and

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waive any past default under the indenture, except:

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a default in the payment of the principal of or any premium or interest on any debt securities of that series, or

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a default under any provision of the indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding debt security of that series. (Sections 1012, 513)

Notwithstanding the foregoing, under the indenture, we and the trustee can modify or amend the indenture without the consent of any Holders in certain circumstances, including:
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to evidence the succession of another corporation to the Company’s obligations under the indenture;

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to add to the covenants of the Company;

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to add any additional events of default;

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to add to, change or eliminate any of the provisions of the indenture to provide for the issuance of bearer securities, to change or eliminate any restrictions on certain terms of registered securities or bearer securities, or to permit or facilitate the issuance of debt securities in uncertificated form, provided any such action shall not adversely affect the interests of the Holders of any series in any material respect;

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to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provisions, or shall not apply to any debt security outstanding;

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to establish the form or terms of debt securities of any series as permitted under the indenture;

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to secure the debt securities;

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to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

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to cure any ambiguity, defect or inconsistency in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such other provisions shall not adversely affect the interests of the Holders of debt securities of any series in any material respect; or

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to add or to change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided such action shall not adversely affect the interest of Holders of debt securities of any series in any material respect. (Section 901)

Events of Default
An event of default with respect to any series of debt securities will occur under the indenture if:
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we fail to pay interest on any debt security of that series for 30 days after the payment is due,

•
we fail to pay the principal of or any premium on any debt security of that series when due,

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we fail to deposit any sinking fund payment when due on debt securities of that series,

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we fail to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture,

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we default under any Indebtedness for borrowed money, including other series of debt securities, or under any mortgage, lien or other similar encumbrance, indenture or instrument, including the indenture, which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than $200 million, unless this acceleration is rescinded (or the Indebtedness is discharged) within 10 days after we have received written notice of the default in the manner specified in the indenture,

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commencement of voluntary or involuntary bankruptcy, insolvency or reorganization, or

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any other event of default that may be specified for the debt securities of that series when that series is created occurs. (Section 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to the specific payment conditions set forth in the indenture, rescind the declaration. (Section 502)
The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture requires us to file a certificate with the trustee each year that states the nature of the default if any default exists under the terms of the indenture. (Section 1011) The trustee must transmit notice to the Holders of debt securities of any default, except that no such notice to Holders shall be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company in the indenture, and continuance of such default or breach for a period of 90 days after there has been given to the Company by the trustee, or to the Company and the trustee by Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, written notice of such default or breach. (Section 602)
Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any Holders, unless the Holders offer the trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee provided in the indenture, the Holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:
•
conducting any proceeding for any remedy available to the trustee, or

•
exercising any trust or power conferred upon the trustee. (Sections 512, 603)

The Holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:
•
the Holder has previously given the trustee written notice of a continuing event of default with respect to that series,

•
the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding,

•
the trustee has not started the proceeding within 60 days after receiving the request, and

•
the trustee has not received directions inconsistent with the request from the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the Holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce this payment. (Section 508)
Defeasance
Defeasance and Discharge.   At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or Government Obligations, as defined below, to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates these payments are due under the indenture and the terms of the debt securities. (Section 403) As used above, “Government Obligations” mean:
•
securities of the same government which issued the currency in which the series of debt securities are denominated and/or in which interest is payable, or

•
securities of government agencies backed by the full faith and credit of the government. (Section 101)

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:
•
the indenture will no longer apply to the debt securities of that series, except for the obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•
Holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

Under federal income tax law, that deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between:
•
the holder’s cost or other tax basis for the debt securities, and

•
the value of the holder’s interest in the trust.

Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading “— Substitution of Collateral” below.
You are urged to consult your own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.
Defeasance of Covenants and Events of Default.   At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit described in this section under the heading “— Defeasance and Discharge” above:
•
we will not have to comply with the following restrictive covenants contained in the indenture: Consolidation, Merger or Sale or Lease of Property as Entirety (Sections 801, 803, 804); Restrictions on Secured Debt (Section 1008); Maintenance of Properties (Section 1005); Payment of Taxes and Other Claims (Section 1007); Restrictions on Sale and Lease-Back Transactions (Section 1009); Classification of Restricted and Unrestricted Subsidiaries (Section 1010); and any other covenant we designate when we establish the series of debt securities; and

•
we will not have to treat the events described in the fourth bullet point under the heading “— Events of Default” as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading “— Events of Default” as events of default under the indenture in connection with that series.

In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect. (Section 1501)
If we exercise our option not to comply with the covenants listed above and the debt securities of that series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Government Obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)
Substitution of Collateral.   At the time that we establish a series of debt securities under the indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the debt securities of that series pursuant to the defeasance provisions applicable to those debt securities. (Section 402)

CAPITAL STOCK
General
The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and amended and restated bylaws (“bylaws”), which are incorporated by reference in a registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law. Under our certificate of incorporation, we are authorized to issue up to 3,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock without par value.
Voting Rights
Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividends
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.
Rights Upon Liquidation
In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Preemptive or Conversion Rights
The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:
•
restricting dividends on the common stock,

•
diluting the voting power of the common stock,

•
impairing the liquidation rights of the common stock, or

•
delaying or preventing a change in control of us without further action by the stockholders.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law
Some provisions of Delaware law and our certificate of incorporation and bylaws, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that these provisions give our board the flexibility to exercise its fiduciary duties in a manner consistent with the interests of our shareholders.
•
STOCKHOLDER MEETINGS.   Under our bylaws, the board of directors or the chairman of the board, the chief executive officer or the secretary (with the concurrence of a majority of the board) may call special meetings of stockholders; in addition, record holders of 25% or more of the total 3M shares entitled to vote on the matter or matters to be brought before a special meeting may also cause the meeting to be held, but, if the Company’s board of directors determines in good faith that the business specified in the stockholders’ request will be included in an upcoming annual meeting of stockholders within 90 days after the request, the special meeting will not be held.
•
REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS.   Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•
DELAWARE LAW.   We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

•
ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT.   Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•
ELIMINATION OF CUMULATIVE VOTING.   Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

•
UNDESIGNATED PREFERRED STOCK.   The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is EQ Shareowner Services.

PLAN OF DISTRIBUTION
We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS
In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Freshfields US LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

€1,500,000,000
3M Company
€500,000,000 3.500% Notes due 2028
€500,000,000 3.900% Notes due 2031
€500,000,000 4.100% Notes due 2034

PROSPECTUS SUPPLEMENT

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September 3, 2026